EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31

	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$54,156	$37,208
Accounts receivable, net	4,525	4,169
Receivables from sales representatives	4,065	2,932
Inventory of paper	524	545
Prepaid expenses and other current assets	1,708	1,147

Total Current Assets	64,978	46,001

Property and equipment, net	8,916	14,110
Long term investments	100	100
Bonds held to maturity, at amortized cost	1,230	1,358
Other assets	1,032	1,081

Total Assets	$76,256	$62,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,248	$4,284
Deferred income and customer prepayments	25,881	18,259
Accrued liabilities	5,696	5,361
Income taxes payable	696	368

Total Current Liabilities	35,521	28,272

Liabilities for incentive and bonus plans	912	1,025
Amount due to parent company	11,404	11,404
Minority interest	3,291	2,823
Deferred tax liability	213	604

Total Liabilities	51,341	44,128

Shareholders’ equity:
Ordinary shares, US$0.01 par value; 50,000,000 shares authorized; 26,313,949 (2002: 26,308,949) shares issued and outstanding	263	263
Additional paid in capital	82,163	80,486
Retained deficit	(52,531)	(57,680)
Less : Unearned compensation	(4,980)	(4,547)

Total shareholders’ equity	24,915	18,522

Total liabilities and shareholders’ equity	$76,256	$62,650

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30		September 30

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online services	$13,277	$13,010	$38,300	$38,661
Other media services	9,565	9,119	27,221	26,144
Miscellaneous	152	157	509	477

	22,994	22,286	66,030	65,282
Operating Expenses:
Sales	7,727	7,572	22,155	22,233
Community	2,898	3,072	8,681	9,364
General and administrative	7,041	7,270	21,264	21,382
Online services development	1,256	1,400	3,887	4,085
Non-cash compensation expense (Note 1)	421	651	1,213	1,999
Amortization of intangibles/Software development cost	1,484	983	3,533	2,715

Total Operating Expenses	20,827	20,948	60,733	61,778

Income from Operations	2,167	1,338	5,297	3,504

Interest income	104	134	545	230
Foreign exchange gains (losses), net	111	(229)	101	57

Income before Income Taxes	2,382	1,243	5,943	3,791
Income Tax Provision	(114)	(120)	(325)	(597)

Net Income before minority interest	$2,268	$1,123	$5,618	$3,194

Minority interest	$(187)	$(81)	$(469)	$(168)

Net Income	$2,081	$1,042	$5,149	$3,026
Retained deficit brought forward	—	—	(57,680)	(61,987)

Retained deficit carried forward	—	—	(52,531)	(58,961)

Basic net income per share	$0.08	$0.04	$0.20	$0.12

Shares used in basic net income per share calculations	26,313,949	26,308,949	26,312,887	26,307,887

Diluted net income per share	$0.08	$0.04	$0.20	$0.12

Shares used in diluted net income per share calculations	26,367,231	26,308,949	26,337,460	26,309,672

Note:	1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended		Nine months ended
	September 30		September 30

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$135	$115	$284	$394
Community	52	61	78	217
General and administrative	159	358	608	961
Online services development	75	117	243	427

	$421	$651	$1,213	$1,999

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Nine months ended September 30

	2003	2002

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$5,149	$3,026
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,852	6,695
Profit on sale of property and equipment	(6)	—
Accretion of U.S. Treasury strips zero % coupons	(57)	(77)
Bad debt expense	184	587
Non-cash compensation expense	1,213	1,999
Income attributable to minority shareholder	469	168
Property and equipment written off	10	152

	13,814	12,550
Changes in assets and liabilities:
Accounts receivables	(540)	1,214
Receivables from sales representatives	(1,133)	(2,532)
Receivables from related party sales representatives	—	2,900
Inventory of paper	21	331
Prepaid expenses and other current assets	(561)	(93)
Long term assets	49	48
Accounts payable	(1,036)	(715)
Accrued liabilities and liabilities for incentive and bonus plans	222	(210)
Deferred income and customer prepayments	7,622	1,614
Tax liability	(63)	276

Net cash provided by operating activities	18,395	15,383

Cash flows from investing activities:
Purchase of property and equipment	(1,670)	(3,123)
Proceeds from sale of property and equipment	8	—
Proceeds from matured bonds	185	160

Net cash used for investing activities	(1,477)	(2,963)

Cash flows from financing activities:
Amount received towards directors stock option plan	30	50

Net cash generated from financing activities	30	50

Net increase in cash and cash equivalents	16,948	12,470
Cash and cash equivalents, beginning of the period	37,208	20,236

Cash and cash equivalents, end of the period	54,156	32,706

Supplemental cash flow disclosures:
Income tax paid	$388	$321
Interest paid	—	—